Exhibit 99.2

News Release

For Immediate Release 06/15/11

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Prices Public Offering of $150 Million 8.0% Convertible Perpetual Preferred Stock

HOUSTON – June 15, 2011 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has priced a public offering of 1,500,000 shares of Series B 8.00% convertible perpetual preferred stock. The terms of the Series B issue are substantially identical to the company’s existing outstanding convertible perpetual preferred stock. The company has also granted a 30-day option to the underwriters to purchase approximately 225,000 additional shares of convertible perpetual preferred stock to cover any over-allotments. To show support for the company’s commitment to a higher stock price and to eliminate dilution from this offering and our existing outstanding preferred, ATP is using a portion of the net proceeds of this offering to buy a capped call transaction. The capped call transaction covers approximately 13.1 million common shares and can prevent any dilution of outstanding common shares up to a share price of $27.50. This transaction reflects the company’s view that its intrinsic value is not currently reflected in its stock price.

The annual dividend on each share of convertible preferred stock is $8.00 and is payable quarterly, in arrears, on each January 1, April 1, July 1, and October 1, commencing on October 1, 2011, when, as and if declared by the company’s board of directors. No dividends will accrue or accumulate prior to June 20, 2011. The company may, at its option, pay dividends in cash, common stock or any combination thereof. The convertible perpetual preferred stock has a liquidation preference of $100 per share and is convertible, at the holder’s option, initially into approximately 4.5045 shares of company common stock which is equal to an initial conversion price of $22.20 per share. The conversion ratio will be subject to customary adjustments in certain circumstances. No payment or adjustment for accumulated dividends will be made upon conversion. At any time on or after October 1, 2014, the company may, at its option, cause all outstanding shares of the convertible preferred stock to be automatically converted if the closing price of the company’s common stock equals or exceeds certain thresholds.

Closing of the public offering is expected to occur on June 20, 2011 and will be subject to satisfaction of various customary closing conditions. Net proceeds excluding any over allotment of the transaction after discount, fees and the capped call transaction are expected to be $105.6 million.

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com

The offering will be made under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”). This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus supplement and accompanying prospectus.

Credit Suisse Securities (USA) LLC will act as book-running manager and Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc (NASDAQ: RODM) as a co-manager for the offering.

About ATP Oil & Gas Corporation

ATP Oil & Gas Corporation (ATP) is engaged in the development and production of oil and natural gas in the offshore Gulf of Mexico, Mediterranean Sea and the North Sea. ATP established itself as a deepwater operator in the Gulf of Mexico Garden Banks area with the subsea Ladybug wells in 2000. With its proven abilities in the utilization of subsea technologies, ATP is aggressively expanding its development activities internationally into the historically productive region of the North Sea and into the Mediterranean Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the company’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting ATP’s business. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in the company’s SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 100	Houston, TX 77027	www.atpog.com
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